EXHIBIT 10.38.1

                    PUBLIC TRUST TIDELANDS LEASE AMENDMENTS

STATE OF MISSISSIPPI

COUNTY OF HINDS

  WHEREAS, under date of August 6, 1992, a Public Trust Tidelands Lease was executed by and between the SECRETARY OF STATE, with the approval of the GOVERNOR, for and on behalf of the STATE OF MISSISSIPPI, "LESSOR", and BH ACQUISITION CORPORATION, a corporation registered to do and doing business in the State of Mississippi, "LESSEE", a Memorandum of said Public Trust Tidelands Lease having been recorded in Book 246, Page 201, of the records of the Chancery Clerk of the Second Judicial District of Harrison County, Mississippi, and which lease covered certain lands situated in the Second Judicial District of Harrison County, Mississippi, "SAID PROPERTY", described as follows, to-wit:

     All submerged lands or tidelands and superjacent water column within the following described parcel:

     A parcel of land situated in Section 35, Township 7 South, Range 10 West, City of Biloxi, Second Judicial District, Harrison County, Mississippi, and more particularly described as follows, to-wit:

     Commencing at a chiseled cross cut in the top of the concrete sea wall at the intersection of the west line of the property described in Land Deed Records of Harrison County in Book 134 at Page 456, with said concrete sea wall; thence run from said point of beginning North 88 degrees 15' East along said concrete sea wall a distance of 874.65 feet to a point; thence run South 00 degrees 26' East along said concrete sea wall a distance of 1500 feet to a point; thence run South 88 degrees 14' 15" West a distance of 867.66 feet to a point; thence run North 00 degrees 42' West a distance of 1500 feet to the point of beginning.

  AND WHEREAS, in Paragraph 2 of the lease, the parties agreed that SAID PROPERTY contains 544,064, more or less square feet of submerged lands, and that an annual rental of $295,000.00 was to be paid by the Lessee during the 10 year primary term, and any extensions thereof, subject to rental adjustments as provided for in Paragraph 3 of said lease. The annual rental provided for in said lease was based upon an appraisal of SAID PROPERTY considering that it would contain therein one (1) effective gaming vessel area, and the parties now desire to amend the annual consideration set forth in Paragraph 2 of said lease to now recite the sum of Five Hundred Twenty-Five Thousand Dollars ($525,000.00) as an annual rental to accommodate an additional or new casino vessel or barges to be located within an additional effective gaming vessel area within said property. In making this amendment, however, the parties hereto agree that the current rental amount set forth in the August 6, 1992 lease shall remain the applicable rate until such time as the additional or new vessel or barges is/are moored on the leased premises, and that the Lessee shall have the flexibility to change its plans in the future and return to casino operations on only one casino vessel, containing no more casino floor space than the original vessel, and contained in the
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original effective gaming area by filing a Notice of Amendment with the
Lessor, which shall also allow the Lessee at the next annual payment due date to resume payment of the annual rental as called for under the original Public Trust Tidelands Lease. These alternatives may be located within a portion of the leased premises containing 111,316.28 square feet to be located at the southeast corner of the marina's inner basin and may accommodate such vessel or vessels accommodating a total of not more than 41,000 square feet of gaming floor space (both threshold amounts being subject to the 10% tolerance factors provided for below).

  AND WHEREAS, as one of the lease conditions set forth in Paragraph 9 of said lease provided in Sub-Part 1 thereunder it is stated that the western one-third (1/3) of the tract of filled tidelands at the southern end of the Broadwater Marina is to be set aside for and landscaped as a park for the use and enjoyment of the public. The parties now desire to amend said lease by substituting the following paragraph in lieu of the existing Sub-Part 1 of Paragraph 9:

  (1) Free access shall be allowed to members of the public for a wide variety of recreational activities. Although Lessee may use the tract of filled tidelands at the Southern end of the Broadwater Marina for casino access and parking lot (which may include a two story garage facility, should Lessee desire to construct same during the term of this lease or any extension thereof, and Paragraph 13 is modified to this extent). Lessee specifically agrees to provide parking for all permitted uses developed on said property in conformance with the City of Biloxi requirements and ordinances. Lessee further agrees to conform in all material respects with City of Biloxi Landscaping Rules and Regulations related to said parking facilities. Fishing and crabbing shall be allowed on this portion of the filled tidelands, and the public will be so advised by an appropriately posted sign. A minimum of three parking spaces for handicapped persons will be designated and reserved at convenient locations in the vicinity of the south coffer cell's east, south and west perimeter walls. That portion of the west peninsula of the marina located north of the existing restaurant to include the presently grassed area along U.S. Highway 90 will be designated and landscaped as a park for the use and enjoyment of casino customers, hotel guests, marina visitors and members of the public for strolling, jogging, fishing, crabbing, sunbathing and picnicking, subject to rules and regulations reasonably necessary to ensure the safety and convenience of all users. Lessee agrees to deposit the sum of $165,000.00 in escrow with the Hancock Bank, and execute an escrow agreement pertaining to same, within 30 days of the execution of this Amendment, and these funds shall be utilized to cover the cost of construction of this landscaped park as has been planned and approved and attached as Exhibit "A", and Lessee shall initiate the construction within 60 days of the execution of this Amendment.

  AND WHEREAS, as another lease condition set forth in Paragraph 9 of said lease provided in Sub-Part 3 thereunder it is stated that within one (1) year of execution of this lease a combination pier - breakwater shall be constructed adjacent to the west peninsula in order to mitigate the impact on fisherman of limiting fishing activities to said west peninsula. The parties now desire to amend said lease by the elimination of the words "in order to mitigate the impact on fisherman of limiting fishing activities to said west

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peninsula", and also by adding the following sentence at the end:

     Lessor and Lessee agree that, in lieu of actually constructing the pier - breakwater within one year of execution of this lease, Lessee may satisfy this requirement by depositing the sum of $33,000.00 in escrow within 30 days of the execution of this Amendment with the Hancock Bank, and executing as escrow agreement pertaining to same, and these funds shall be utilized to cover the cost (or a portion thereof if combined with funds from other sources) of construction of this pier - breakwater, the plans for which are attached as Exhibit "B", and Lessee shall initiate the construction within 60 days of the execution of this Amendment. Subject to Lessor's approval, these escrowed funds may be used to construct or enhance a fishing pier at a location other than at the Broadwater Marina.

  AND WHEREAS, in the last unnumbered paragraph of Paragraph 9 of said lease it is stated that these covenants are made by LESSEE as mitigation in exchange for LESSOR'S agreement to pose no objection to LESSEE'S use of approximately the eastern two-thirds (2/3) of the tract of filled tidelands at the southern end of the Broadwater Marina for landscaped parking lots. The parties now desire to amend said lease by the elimination of the words "approximately the eastern two-thirds (2/3) of", and the addition of the word "entire" prior to the words,..."tract of filled tidelands...".

  AND WHEREAS, Paragraph 22 provides in the second unnumbered paragraph thereof that SAID PROPERTY will be used for the docking of a single (emphasis added) gaming vessel, and the parties desire to amend said Paragraph 22 to provide for the docking of two gaming vessels or barges.

  AND WHEREAS, said Paragraph 22 also provides in the second unnumbered paragraph thereof that a minimum of 50% of the marina's berths were to be available to members of the public, and the parties desire to amend said Paragraph 22 to specifically recite that 90 marina berths shall be so set aside.

  NOW THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Lessor does hereby agree that the annual rental provided for in said lease shall be amended to be the sum of Five Hundred Twenty-Five Thousand Dollars ($525,000.00), pro rated as of the date the additional or new vessel is moored on the premises, in order to provide for an additional or new casino vessel and an expanded effective gaming vessel area within said property, subject to Lessee's right to abandon this expansion in the future and return to the original rental provided for; that Sub-Parts 1 and 3, and the last unnumbered paragraph of Paragraph 9 are amended as reflected hereinabove; and that Paragraph 22 is amended to authorize the docking of two gaming vessels or barges within the subject property, and also to specifically recite that 90 marina berths will be available to members of the public after the second casino vessel has been added.

  It is furthermore agreed by and between the parties hereto that as a result of this Amendment, the total effective gaming area under lease will increase

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by an additional 55,316.28 square feet from 56,000 square feet to 111,316.28 square feet. In order to provide for future flexibility in Lessee's operations, the parties do furthermore agree that the Lessee may revise its plat on file with the Lessor to change the configuration of the effective gaming area without having to further amend the Public Trust Tidelands Lease. In other words, if in the future Lessee decides to replace its casino vessel(s) with a casino barge or barges, as long as the effective gaming area remains 122,447.90 square feet or less and the casino floor space remains 45,100 square feet or less (which figures allow for a 10% tolerance factor of 11,131.62 gaming area square feet and 4,100 casino floor space square feet in the event of any increase above either 111,316.28 square feet or 41,000 square feet), the Lessee shall be allowed the flexibility to reconfigure the gaming area under lease by simply filing a revised plat depicting same with the Lessor in order to accommodate a different type of casino vessel. In the event that Lessee's new vessel and/or barges occupy either a gaming area over 111,316.28 square feet or casino floor space over 41,000 square feet, it agrees to pay $4.16 per square foot per year as increased rental for any such tolerance increase in either the effective gaming or casino floor space area over and above the referenced threshold amounts.

  Except as hereby amended, said lease and all of its terms and provisions shall otherwise remain unchanged.

  EXECUTED this 10th day of November, 1993.

                                    LESSOR:

                                    STATE OF MISSISSIPPI
                                    SECRETARY OF STATE

                                    By:  /s/ James O. Nelson
                                       ---------------------------------------
                                         Assistant Secretary of State
                                         For: DICK MOLPUS
                                              Secretary of State

                                    LESSEE:

                                    BH ACQUISITION CORPORATION

                                    By:  /s/ John E. Connelly
                                       ---------------------------------------
                                         John E. Connelly,
                                         President

                                    APPROVED BY THE GOVERNOR OF
                                    THE STATE OF MISSISSIPPI on the
                                    10th day of November, 1993

                                    /s/ Kirk Fordice
                                    ------------------------------------------
                                    KIRK FORDICE, GOVERNOR OF THE
                                    STATE OF MISSISSIPPI
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